Exhibit 99


         SWANK ANNOUNCES PLAN TO CEASE DOMESTIC JEWELRY
                    MANUFACTURING OPERATIONS


       NEW YORK, NEW YORK, March 16, 2000. SWANK, INC. (Nasdaq:SNKI). As part of its ongoing program to reduce costs and increase profitability while maintaining the Company's high quality production standards, Swank, Inc. today announced that it intends to cease manufacturing operations at its jewelry production facility in Attleboro, Massachusetts. The Company has already transferred certain of its women's jewelry production to third party vendors and to its majority-owned subsidiary, Joyas y Cueros de Costa Rica, S.A. All manufacturing operations will
cease   following  the  orderly  transition  of   the   remaining
merchandise requirements to Joyas y Cueros and other vendors, which is expected to be completed in the second quarter of the year 2000.

     Commenting on this action, John Tulin, President and Chief Executive Officer of Swank, stated, "We regret that after so long we are unable to continue manufacturing in Attleboro, Massachusetts. While we will maintain our administrative headquarters and distribution facility in Massachusetts, we have concluded that our jewelry manufacturing plant can no longer be competitive in light of our increasing responsibility to lower our costs and to increase gross margins for the Company and its customers. The closing of our manufacturing operations in Attleboro is another step in our program of global sourcing which we believe will considerably benefit Swank, its customers and its stockholders."

     In connection with the closure, the Company will take a charge against pretax earnings of approximately $1,400,000 to $1,600,000 in the first quarter of 2000 to cover employee severance and related costs and expenses. Additional expenses associated with the write-down of certain inventory, currently estimated at $550,000, are also likely to be incurred in fiscal 2000 as the Company completes the process of resourcing its remaining merchandise requirements.

     Swank manufactures and markets men's belts, personal leather goods and jewelry and women's jewelry. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "DKNY", "Claiborne", "Guess?", "Anne Klein", "Anne Klein II", "Geoffrey Beene", "John Henry", "Yves Saint Laurent", "Pierre Cardin", "Colours by Alexander Julian", and "Swank". Swank also manufactures jewelry and leather items for distribution under private labels.

     This press release contains forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors, including general economic and business conditions, competition in the men's and women's accessories and jewelry markets, continuing sales trends, pricing and consumer preferences.